Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-65934, 333-65936, 333-65938, 333-101243, 333-101265, 333-125667, 333-131164, 333-140939, 333-155757, 333-165078, 333-172463, 333-179700, 333-186951, 333-194269, 333-216367, 333-261349, 333-279971 and 333-288203) and Form S-3 (No. 333-285227) of Zimmer Biomet Holdings, Inc. of our report dated February 19, 2026, except for changes to the composition of operating segments discussed in Note 18 to the consolidated financial statements, as to which the date is August 5, 2026, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated August 5, 2026.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
August 5, 2026